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                       CONSENT OF INDEPENDENT ACCOUNTANTS


                 We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated October 21, 1994, except for Note 12, which is as of November 23, 1994, appearing on page 21 of SEEQ Technology Incorporated's Annual Report on Form 10-K for the fiscal year ended September 30, 1994. We also consent to the application of such report to the Financial Statements for the three years ended September 30, 1994 listed under Item 8 of SEEQ Technology Incorporated's Annual Report on Form 10-K for the year ended September 30, 1994 when such Schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these Financial Statements Schedules. We also consent to the references to us under the heading "Experts" in such Prospectus.



/s/ PRICE WATERHOUSE LLP
San Jose, California
February 21, 1995